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                                                                  EXHIBIT (C)(5)

                              AG ASSOCIATES, INC.

                               January 14, 1999

STEAG Electronic Systems GmbH
Ruttenscheider Strasse 1-3
45128 Essen
Germany

Ladies and Gentlemen:

          AG Associates, Inc., a California corporation ("we" or the "Company"), is the record and beneficial owner of 4,289,500 Ordinary Shares, nominal value NIS 0.01 per share (as such number of shares may be increased or decreased pursuant to the following paragraph, the "Shares"), of AG Associates (Israel) LTD., a corporation formed under the laws of the State of Israel ("AG Israel"). The Company and STEAG Electronic Systems GmbH, a German business entity ("you or "STEAG"), are parties to that certain Agreement and Plan of Merger, dated as of January 18, 1999 (the "Merger Agreement"), which contemplates, among other things, the merger of one of your wholly owned subsidiaries with and into the Company (the "Merger"). STEAG also has entered into an agreement with AG Israel and its shareholders, dated as of January 18, 1999 (the "AG Israel Agreement"), which contemplates the acquisition by STEAG of the Ordinary and Preferred Shares of AG Israel that are not owned by the Company.

          If (a) you shall have the right to purchase the Other AGI Shares, (b) the Closing under the Merger Agreement does not occur and (c) the Merger Agreement is terminated for any reason, then (a) you shall have the right to purchase, and we shall be required to sell, all but not less than all of the Shares for the aggregate purchase price of US$5,404,770.00 (the "Purchase Price"), and (b) we shall have the right to sell to you, and you shall be required to purchase, all but not less than all of the Shares at the Purchase Price (in either case, the "Sale"), on the terms and subject to the conditions set forth herein. If AG Israel causes the Shares to be subdivided or combined into a greater or smaller number of shares, then the term "Shares" herein shall refer to such subdivided or combined shares and the Purchase Price shall remain the same.

          You may assign your right and/or obligation to purchase the Shares to any person, including any company or business entity, that you control or is controlled by you or is under common control with you (your "affiliates"), provided that you deliver to us written notice of such assignment prior to the date of an Election Notice (as defined below).

          If either you or we elect to effect the Sale (in either case, an "Election"), such Election must be made by delivering written notice (an "Election Notice") to Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105 attention John Campbell (the "Trustee") notifying the Trustee of our desire to effect the Sale. We have deposited, or within one week of the signing of this letter will deposit, the Shares with the Trustee, together with such instruments, endorsed in blank, as may be

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necessary in order to permit the Trustee to effect a sale of the Shares to you pursuant to this letter without the necessity of our taking any further action.

               An Election Notice shall be deemed effective upon receipt by the Trustee. An Election must be made, if at all, on or prior to the date which is thirty (30) days following the Effective Date (the "Expiration Date"). We agree not to sell, pledge or otherwise transfer any of the Shares to any person other than you or one of your affiliates prior to the Expiration Date, unless you shall have given your prior written consent.

          If an Election is made by you, the Election Notice you deliver to the Trustee must be accompanied by the Purchase Price, in the form of a bank or certified check or wire transfer. If an Election is made by us, you shall deliver the Purchase Price, in the form of a bank or certified check or wire transfer, to the Trustee within five (5) business days in Israel following the date the Trustee informs you that our Election Notice has been received by the Trustee.

          The closing of the Sale (the "Closing") shall take place on the date that is five (5) business days in Israel following the date the Purchase Price is received by the Trustee, or on the earliest subsequent date upon which all regulatory approvals, if any, shall have been obtained. At the Closing, the Trustee shall deliver (a) share transfer deeds representing all of the Shares to you together with such instruments and documents as you or your counsel believe are necessary in order to convey full title to the Shares to you, and (b) the Purchase Price to us.

          In connection with the delivery of the Shares to the Trustee, and again at such time, if ever, as they are sold to you, we represent and warrant to you as follows:

               (a) all of the Shares are duly authorized, validly issued, fully paid and nonassessable Ordinary Shares of AG Israel;

               (b) all of the Shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever;

               (c) this letter has been duly and validly executed and delivered by us and assuming the due authorization, execution and delivery by you constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought;

               (d) the execution and delivery of this letter by us does not, and the performance of the obligations outlined in this letter by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law relating to the Company, or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party
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under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract to which the Company is bound.

          Our respective obligations under this letter shall be governed by the laws of the State of California, and we agree to resolve any disputes under this letter in a court located in California having subject matter jurisdiction over such dispute.

          If you agree to the matters set forth in this letter, including without limitation the terms and conditions under which you or we can require the Sale, please indicate such agreement by signing the enclosed photocopy of this letter in the space indicated and returning such signed copy to us.

          We each agree that the Trustee is acting as our joint agent for the sole purpose of effecting the transfer of the Shares, and owes no fiduciary duty to either one of us as a result of this letter.


                                           Sincerely,

                                           By: /s/ Arnon Gat
                                              -------------------------
                                           Name:  Arnon Gat
                                           Title: Chief Executive Officer
                                                  AG ASSOCIATES, INC.


Accepted and Agreed:                       The undersigned agrees to act as the
                                           Trustee, as described above.

STEAG ELECTRONIC
SYSTEMS GMBH                               MORRISON & FOERSTER LLP


By: /s/ Hans-Joachim Wolf                  By: /s/ John W. Campbell
    --------------------------                -----------------------
Name: Hans-Joachim Wolf                    Name: John W. Campbell III
      ------------------------                   --------------------
Title: Chief Financial Officer             Title: General Partner
       -----------------------                    -------------------

By: /s/ Peter Lockowandt
    --------------------------
Name: Peter Lockowandt
      -------------------------
Title: Officer with Statutory Authority
       --------------------------------